UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 1, 2005

Modtech Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-25161	33-0825386
(Commission File Number)	(IRS Employer Identification No.)

2830 Barrett Avenue, Perris, CA	92571
(Address of Principal Executive Offices)	(Zip Code)

(951) 943-4014

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 Costs Associated with Exit or Disposal Activities

On February 1, 2005 Modtech Holdings, Inc. approved plans to consolidate its manufacturing facilities by closing its Lathrop plant in Northern California and shift production to its other plants, principally those located in Southern California. The closure, which is scheduled to be completed on or about April 4, 2005, will result in the elimination of approximately 140 employee positions. The company expects that the plant closure will reduce costs and enhance profitability.

The company estimates that the aggregate costs incurred in connection with the plant closure, including redeployment of assets, and related costs will be approximately $700,000. The company does not consider these costs to be material to the periods in which they will be reported under generally accepted accounting principals. These costs will be offset by the elimination of certain costs including indirect salaries, insurance, plant maintenance, equipment and other fixed costs that will not be duplicated with the consolidation.

Modtech will remain liable for rent under the Lathrop lease until its termination in 2019. The current rent, which is subject to annual Consumer Price Index adjustments, is $404,000 per year. Modtech will attempt to sublease the premises for the remainder of the lease term.

This report contains “forward-looking statements” which are made within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “expect,” “estimate,” “attempt,” “consider,” “may,” “should,” “might,” “believe” and similar words, although some forward-looking statements are expressed differently. These statements involve risks and uncertainties that could cause Modtech’s actual results to differ materially from the future results expressed or implied by the forward-looking statements. All information set forth herein is current as of the date of this report. Modtech undertakes no duty to update any statement in light of new information or future events. For further information regarding risks and uncertainties associated with Modtech’s business, please refer to its filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 7, 2005

Modtech Holdings, Inc.

by:	/s/ Dennis L. Shogren
Dennis L. Shogren
Chief Financial Officer